Exhibit 23.1

 [Letterhead of McGladrey & Pullen, Certified Public Accountants]

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 17, 2008, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of North Central Bancshares, Inc. for the year ended December 31, 2007. We also consent to the reference to our firm under the captions “Experts” in such Registration Statement.

/s/ McGladrey & Pullen

Des Moines, Iowa
February 6, 2009